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                                                                  EXHIBIT 12.1

                               Michael Foods, Inc.
                Computation of ratio of earnings to fixed charges
                              For the Periods Ended
                                 (in thousands)

                                               Company                  Predecessor                         2001 Predecessor
                                            ------------ ---------------------------------------- ----------------------------------
                                              One month  Eleven months     Year     Nine Months   Three Months
                                                ended        ended         ended        ended         ended         Years ended
                                            December 31,  November 30, December 31, December 31,    March 31,       December 31,
                                                2003          2003         2002         2001          2001         2000      1999
                                            ------------ ---------------------------------------- ----------------------------------
Earnings:
  Income (loss) before income taxes         $    (7,365) $    (29,547) $    48,204  $    21,815   $    (5,653) $  73,600  $  74,666
Add:
  Fixed charges                                   5,103        43,530       52,355       46,045         3,692     15,315     14,514
  Amortization of capitalized interest               48           524          572          429           143        572        572
Subtract:
  Interest capitalized                                -           (32)           -         (196)            -       (224)    (1,054)
                                            -----------  ---------------------------------------  ----------------------------------
      Adjusted Earnings                     $    (2,214) $     14,475  $   101,131  $    68,093   $    (1,818) $  89,263  $  88,698
                                            ===========  =======================================  ==================================

Fixed Charges:
  Interest expensed and capitalized         $     4,782  $     38,057  $    46,737  $    40,172   $     3,292  $  13,715  $  12,972
  Interest portion of rentals                       151         1,657        1,400        1,155           375      1,500      1,442
  Amortization of capitalized debt expense          170         3,816        4,218        2,359            25        100        100
                                            -----------  ---------------------------------------  ----------------------------------
                                            $     5,103  $     43,530  $    52,355  $    43,686   $     3,692  $  15,315  $  14,514
                                            ===========  =======================================  ==================================
Ratio of earnings to fixed charges (1)                -             -         1.93         1.56             -       5.83       6.11
                                            ===========  =======================================  ==================================

(1) Due to the Company's loss for the one month ended December 31, 2003, the Predecessor's loss for the eleven months ended November 30, 2003, and the 2001 Predecessor's loss for the three months ended March 31, 2001, the ratio coverage in the respective periods was less than 1:1. The Company, the Predecessor and the 2001 Predecessor needed to generate additional earnings of $7,317,000, $29,056,000 and $5,510,000 for the one month ended December 31, 2003, the eleven months ended November 30, 2003, and the three months ended March 31, 2001, respectively, to achieve a coverage ratio of 1:1.